KUBLA KHAN INC. EXECUTES AN AGREEMENT TO ACQUIRE
                        VALUE GLOBAL INTERNATIONAL LTD.

             China-Based Firm Enters the China Loan-Guarantee Market

SHENZHEN, CHINA - August 20, 2004 -- Kubla Khan, Inc. (OTCBB: KUKH), a Utah corporation, today announced that it has entered into an agreement (the "Sales Agreement"), dated as of August 5, 2004, to acquire Value Global International Limited, a British Virgin Islands company, in an all-stock transaction.

Under terms of the Sale Agreement, Kubla Khan will acquire Value Global and its wholly-owned subsidiary, Shenzhen Shiji Ruicheng Guaranty and Investment Co., Ltd. Shiji Ruicheng provides mortgage and auto loan/lease guarantees in consumer lending transactions, real estate development loan guarantees in real estate transactions, and contract sureties in commercial lending transactions in China. After the completion date of the acquisition, Value Global will be a wholly-owned subsidiary of Kubla Khan.

Pursuant to the Sales Agreement, Kubla Khan will acquire all of the outstanding shares of common stock of Value Global. In exchange, Kubla Khan will issue 46,990,000 shares of its restricted common stock to Value Global's four shareholders - JuXiang Ruan, Top Interest International Ltd., ZuHong Xu and ZaoZhen Fang.

YaLi Xu, chairman and CEO of Kubla Khan, commented, "This transaction completes the initial phase of our growth strategy in the emerging high-technology region of Shenzhen, China. By acquiring Value Global and its subsidiary Shiji Ruicheng, we will own a leading firm in the rapidly-growing loan guarantee business in China."

About Kubla Khan

Kubla Khan, Inc., trading over-the-counter as KUKH, is a newly-formed company incorporated in Utah and based in the high-technology region of Shenzhen, China. Kubla Khan's proposed acquisition of Value Global and its subsidiary Shiji Ruicheng is part of a growth strategy based on buying loan guarantee firms and expanding internally.

About Shiji RuiCheng Guaranty and Investment Company

Shiji Ruicheng was formed in May 2004 primarily to provide services in Shenzhen, China, which is a rapidly growing, high-technology region of China. Shiji Ruicheng's principal business is to provide financial guarantees that are required for both business and commercial loans under Chinese banking and guarantee laws. Shiji Ruicheng provides guarantees to enable individuals to borrow for homes or other assets and to enable businesses to access the capital they need for expansion in the fast-growing Chinese and global markets. About 60% to 70% of Shiji Ruicheng's loans are made to consumers and the balance of the loans are made to businesses.

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Safe Harbor Statement: This press release contains forward-looking statements that involve risks, uncertainties and assumptions that, if they never materialize or if they prove incorrect, could cause the Company's results to differ materially from those expressed or implied by such forward-looking statements. All statements other than statements of historical fact are
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projections of earnings, revenue, or other financial items, any statements of the plans, strategies, and objectives of management for future operations, any statements concerning proposed new products, services or developments, any statements regarding future economic conditions or performance, statements of belief and any statements of assumptions underlying any of the foregoing. These statements are based on expectations as of the date of this press release. Actual results may differ materially from those projected because of a number of risks and uncertainties, including those detailed from time to time in the Company's reports filed with the Securities and Exchange Commission. The Company assumes no obligations and does not intend to update these forward-looking statements.